EXHIBIT 99.1

Axiom Holdings, Inc. signs term sheet to finance up to $500 million to enable a Slovakian power plant to use multi-fuel clean energy sources

Hong Kong--(Marketwired – May 2, 2017) – Axiom Holdings, Inc., (OTCQB: AIOM), a Nevada corporation, announced today that it has signed a term sheet on April 26, 2017 with a Slovakian technology partner to invest up to $500 million USD for the modernization of the Vojany Power Station (Slovakia).

The modernization efforts are expected to transform the Vojany Power Station into a multi fuel transitional power plant with a blend of more environmentally friendly fuels including biomass of various categories, engineered fuels, clean coal and natural gas when needed along with unique battery storage.

Curt Riley, CEO of Axiom Holdings, commented, "We are excited about the Vojany project and our ability to leverage multiple technologies to provide clean energy to Slovakia." The Vojany Power Station has the capacity to produce 1320MW.

Completion of the transaction is subject to entering into definitive agreement with the Slovakian government and obtaining the financing required to meet the needs of the proposed project.

ABOUT Axiom Holdings, Inc.

Axiom Holdings, Inc., is an Independent power producer that develops, builds, owns and operates power generation plants. Axiom Holdings will continue to leverage its global partnerships with hydropower developers and expand its asset portfolio through acquisition and development of an identified pipeline of projects. Axiom’s strategy is to continue to acquire power companies operating in China, Europe and South East Asia.

FORWARD LOOKING STATEMENTS

This news release contains statements that involve expectations, plans or intentions (such as those relating to plans to obtain the capital to finance the Vojany Power Station project) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTOR CONTACT

Curt Riley

curt@axiomholdings.info

+852-3796-3798